SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Under Rule 14a-12

FEDERAL SIGNAL CORPORATION

(Name of Registrant as Specified in its Charter)

WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRESS RELEASE

Stamford, CT., April 8, 2009

Warren Kanders Calls Federal Signal’s Board’s False and Misleading Statements Desperate Attempt to Divert Shareholder Focus from Board’s Failures

Kanders Reaffirms Interest Solely in Board of Directors Seat, Denies Board Assertion of CEO Ambition

Stamford, CT., April 8, 2009 -- Warren B. Kanders, who together with Steven R. Gerbsman and Nicholas Sokolow (together the “Kanders Group”) is seeking election to the Board of Directors of Federal Signal Corporation (NYSE: FSS), today sent a letter to the Board of Directors responding to its false and misleading claims in its April 6, 2009 letter to stockholders, stating:

“I have one single objective in this proxy contest – to seek election solely to the Board of Directors so I can utilize my skills and experience to work constructively with other Board members and the management team of Federal Signal to increase stockholder value. I have no interest in being the CEO of Federal Signal and if elected, I look forward to working with Bill Osborne and his team, providing the guidance and experience that he lacks.”

Mr. Kanders concluded: “The Board of Directors’ letter to shareholders was a pathetic attempt to divert stockholders’ attention from the only real question in this proxy contest – has this Board of Directors succeeded in delivering shareholder value? The answer to this question is clear – NO! Together with Steve Gerbsman and Nicholas Sokolow, I look forward to continuing a constructive discussion with Federal Signal shareholders on how our highly-qualified, independent nominees will serve the interests of all shareholders and create value in the future.”

The Kanders Group strongly recommends that stockholders elect their highly-qualified independent nominees – Warren B. Kanders, Steven R. Gerbsman, and Nicholas Sokolow - by telephone, Internet or by signing, dating and returning the GOLD proxy card today.

The full text of Mr. Kanders’ letter to the Federal Signal Board of Directors follows:

“Ladies and Gentlemen:

      I understand that desperate people do desperate things – but the Board’s attempt to divert the glare of scrutiny of Federal Signal’s shareholders from the Board’s record of destroying shareholder value by making deliberately false and misleading personal attacks intended to smear me and my fellow independent shareholder nominees – Mr. Steven Gerbsman and Mr. Nicholas Sokolow – in my view, only further diminished what little remaining respect many Federal Signal shareholders had for you.

      Out of respect for the value of my fellow shareholders’ time, I will not waste it refuting your scurrilous accusations. My career and achievements are completely public and available to all, unlike the Board, which has a legacy of secrecy over transparency. However, for the record, I must correct one – I am not seeking to become, nor would I accept, the position of Chief Executive Officer of Federal Signal, even were it to become available. The Company has a CEO.

      I and my fellow nominees are seeking one thing, and one thing only – to become three independent members of Federal Signal’s Board in order to apply our extensive experience in Federal Signal’s business to create value for all shareholders.

      As the Board knows well, I originally purchased my shares in the fall of 2007, well before Robert Welding’s resignation as CEO in December, 2007. After the Board established a Search Committee for a successor in early 2008, the Company’s investment banker, Goldman Sachs, and Ramius Capital, then one of the Company’s largest shareholders, independently recommended me to the Search Committee as a candidate for the vacant CEO position.

      Following the Board’s selection of Mr. William Osborne as CEO in September, 2008, as a result of the precipitous drop in the price of Federal Signal’s shares, in January, 2009 I announced my intention to nominate three independent persons to Federal Signal’s ten member Board – myself, Mr. Gerbsman and Mr. Sokolow – to bring fresh thinking, industry relevant experience from different perspectives and a proven history of creating shareholder value, to the Federal Signal Boardroom.

      At my private meeting with Mr. Osborne on February 23, 2009 which I initiated, and at my subsequent meeting with the Board’s Nominating and Governance Committee, which was also attended by Mr. McCartney, the nominal “author” of the Board’s shameful April 6, 2009 letter, I specifically advised both Mr. Osborne and the Committee that I had no residuary interest in the position of CEO. Further, it was and remains my firm belief that if our nominees are elected to the Board, we could work constructively with Mr. Osborne, providing him with the guidance and experience he lacks.

      Let me be clear. This contest is not about my successes or the successes of my fellow independent nominees. It is about the failure of the current Board and its nominees to deliver value to your shareholders.

      We know it and so do they.

Very truly yours, /s/ Warren B. Kanders Warren B. Kanders

cc: William H. Osborne, CEO”

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

IMPORTANT

We urge you NOT to sign any white proxy card sent to you by Federal Signal. If you have already done so, you have every legal right to change your vote by using the enclosed GOLD proxy card to vote TODAY--by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

Important Information

The Kanders Group has filed with the Securities and Exchange Commission ("SEC") a Definitive Proxy Statement, in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders. The Kanders Group advises Federal Signal’s stockholders to read the Definitive Proxy Statement, because it contains important information. Stockholders may obtain a free copy of the Kanders Group’s Definitive Proxy Statement and other documents filed with the SEC at the SEC's website at www.sec.gov, at the Kanders Group website at www.readmaterial.com/kandersgroup, or for free from MacKenzie Partners by calling toll-free: (800) 322-2885.

Source:	Warren B. Kanders
Contact:	Warren B. Kanders
1-203-552-9600
wbkanders@bloomberg.net